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                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                               2000     1999     1998     1997     1996
                                                              ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income..................................................  $1,002   $1,107   $  996   $  919   $  783
Add: Provision for income taxes.............................     515      577      483      426      360
                                                              ------   ------   ------   ------   ------
    Income before income taxes..............................   1,517    1,684    1,479    1,345    1,143
Fixed charges, excluding interest on deposits...............   1,820    1,649    1,517    1,085      810
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, excluding interest on
       deposits.............................................   3,337    3,333    2,996    2,430    1,953
Interest on deposits........................................   1,768    1,305    1,359    1,462    1,469
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, including interest on
       deposits.............................................  $5,105   $4,638   $4,355   $3,892   $3,422
                                                              ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Net rental expense..........................................  $  146   $  173   $  139   $  123   $  126
                                                              ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest..................................................  $   41   $   46   $   35   $   30   $   42
Interest on short-term borrowed funds.......................     715      646      801      642      492
Interest on long-term debt, including capital securities....   1,064      957      681      413      276
                                                              ------   ------   ------   ------   ------
    Total fixed charges, excluding interest on deposits.....   1,820    1,649    1,517    1,085      810
Interest on deposits........................................   1,768    1,305    1,359    1,462    1,469
                                                              ------   ------   ------   ------   ------
    Total fixed charges, including interest on deposits.....  $3,588   $2,954   $2,876   $2,547   $2,279
                                                              ======   ======   ======   ======   ======
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --       --       --       --   $   12
Total fixed charges, excluding interest on deposits.........  $1,820   $1,649   $1,517   $1,085      810
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................   1,820    1,649    1,517    1,085      822
Interest on deposits........................................   1,768    1,305    1,359    1,462    1,469
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $3,588   $2,954   $2,876   $2,547   $2,291
                                                              ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    1.83X    2.02x    1.97x    2.24x    2.41x
Including deposit interest..................................    1.42X    1.57x    1.51x    1.53x    1.50x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS
Excluding deposit interest..................................    1.83X    2.02x    1.97x    2.24x    2.38x
Including deposit interest..................................    1.42X    1.57x    1.51x    1.53x    1.49x
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